EXHIBIT 10.9

[New Albertson’s, Inc. and Albertson’s LLC Letterhead]

April 16, 2015

SUPERVALU INC.

Attn: Mr. Sam Duncan, President & CEO

PO Box 990

Minneapolis, MN 55440-0990

Re:	Transition Services Agreement between SUPERVALU INC. (“SVU”) and New Albertson’s, Inc. (“NAI”) dated March 21, 2013
Transition Services Agreement between SUPERVALU INC. and Albertson’s LLC (“ABS”) dated March 21, 2013 (singularly “TSA”; collectively, “TSAs”)

Dear Sam:

We appreciate SVU’s time discussing the TSAs and the fees for TSA services supporting the transition and wind down of the TSAs, including services supporting the divestiture of stores pursuant to the merger with Safeway Inc. (“Safeway”), the transition of Services to NAI and ABS (including Safeway) or third parties, and other transition and wind down services pursuant to the TSAs.

This letter agreement confirms the agreements we’ve reached in regard to the transition and wind down of the TSAs. All capitalized terms not otherwise defined herein shall have the meanings provided in the TSAs.

In exchange for SVU’s agreement to provide services to NAI and ABS as needed to transition and wind down the TSAs and the Services provided by SVU thereunder (collectively, the “Transition and Wind Down Services”), ABS and NAI shall pay SVU eight (8) advance payments of $6.25 Million each for an aggregate payment of $50 Million, subject to the terms of this letter agreement and as follows:

1.	On the first day of the first full calendar month following the execution of this letter agreement by all parties hereto, and the first day on each sixth month anniversary thereafter for the next seven (7) consecutive six (6) month periods, ABS and NAI shall make an aggregate advance payment of $6.25 Million to SVU.

2.	NAI and ABS shall determine in their sole and absolute discretion how they shall apportion the $6.25 Million payments between themselves (with SVU being paid the full $6.25 Million).

ABS and NAI shall not be obligated to pay any fees to SVU under Section 3.4 or Section 6.5 of the TSAs.

The Transition and Wind Down Services shall be provided by SVU to NAI and ABS in an orderly manner and timeline as reasonably determined by NAI, ABS and SVU. Prior to a scheduled payment, SVU may notify ABS and NAI that the costs associated with Transition and Wind Down Services under the TSAs are materially higher (i.e., 5% or more) than anticipated by SVU and shall provide ABS and NAI with reasonable documentation supporting the same (“Fee Notice”). Prior to a scheduled payment, ABS and/or NAI may notify SVU that SVU is not performing in all material respects the Transition and Wind Down Services as needed to support ABS and NAI’s transition and wind down activities (“Service Notice”). Upon delivery of either a Fee Notice or a Service Notice, the parties shall discuss and negotiate in good faith to address the fee and service issues presented in the notice(s). In the event the parties cannot reach a resolution within fifteen (15) days after the delivery of a Fee Notice or Service Notice, either party may commence the process provided in Section 6.2 of the TSAs. For the avoidance of doubt, no Transition and Wind Down Services shall give rise to any Non-Performance Holdback; provided, that the foregoing shall not impact the rights of NAI and ABS under Section 2.5(c) of the TSAs for Services that are not Transition and Wind Down Services.

The parties further agree that notwithstanding anything to the contrary in the TSAs or any delivery of a Service Provider Termination Notice by SVU, but subject to the terms and conditions of this letter agreement, SVU shall complete all

Transition and Wind Down Services, including but not limited to the transition of Services supporting ABS and NAI stores, distribution centers, divisions, back office, general office, surplus properties and other functions and facilities; provided, that the parties shall negotiate in good faith whether NAI and ABS shall pay SVU additional fees if the Transition and Wind Down Services are not completed within four years from the first payment hereunder and SVU shall not stop providing the Transition and Wind Down Services for so long as the parties are negotiating such incremental fees in good faith.

This letter agreement may be executed in counterparts. This letter agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior agreements, understanding and representations with respect thereto. Except as amended by this letter agreement, the terms and provisions of the TSAs are unmodified and in full force and effect. In the event of inconsistencies between the terms of the TSAs and terms of this letter agreement, the terms of this letter agreement shall control. Sections 7.1 through 7.4 of the TSAs are hereby incorporated herein by reference, and such provisions shall apply as if fully set forth herein. This letter agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, successors and assigns.

Sincerely,

Albertson’s LLC

/s/ Robert Miller
Name:	Robert Miller
Title:	CEO

New Albertson’s, Inc.

/s/ Mike Bessent
Name:	Mike Bessent
Title:	VP & Treasurer

ACKNOWLEDGED AND AGREED:

SUPERVALU INC.

/s/ Sam Duncan
Name:	Sam Duncan
Title:	CEO